UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   October 30, 2007

Bionovo, Inc.

(Exact Name of Company as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50073	20-5526892
(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 375 Emeryville, California	94608
(Zip Code)	(Address of Principal Executive Offices)

(510) 601-2000

(Company’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On October 30, 2007, Bionovo, Inc. (the “Company”) entered into an Underwriting Agreement with BMO Capital Markets Corp. and Canaccord Adams Inc. in connection with the public offering of 10,000,000 shares of its common stock at a public offering price of $2.50 per share and 5,000,000 warrants to purchase shares of common stock at an exercise price of $3.50 per share at a price of $0.10 per warrant. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the offering to cover over-allotments.  A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.  The closing for the sale of shares of common stock and warrants took place on October 31, 2007.  The underwriters exercised their over-allotment option as to the warrants only, and the Company sold an aggregate of 10,000,000 shares and 5,323,775 warrants.

The sale of shares of common stock and the warrants to purchase shares of common stock that were offered by the Company in this offering was registered under a shelf registration statement on Form S-3 (Registration No. 333-146750), which was declared effective by the Securities and Exchange Commission on October 26, 2007.

Item 8.01

Other Events.

On October 31, 2007, the Company issued a press release announcing the closing of the public offering.  A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.

Exhibits.

(c)

Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated October 30, 2007 by and among Bionovo, Inc., BMO Capital Markets Corp. and Canaccord Adams Inc.
4.1	Form of Common Stock Purchase Warrant.
99.1	Press release dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONOVO, INC.

Date: November 6, 2007	By:	/s/ Thomas C. Chesterman Name: Thomas C. Chesterman Title: Chief Financial Officer, Senior Vice President